Exhibit 99.1

767 Fifth Avenue New York, NY 10153	News Contact: Investors: Rainey Mancini rmancini@estee.com Media: Jill Marvin jimarvin@estee.com

THE ESTÉE LAUDER COMPANIES REPORTS FISCAL 2023 RESULTS

Full Year Net Sales Decreased 10% and Diluted EPS Decreased 57% to $2.79

Organic Net Sales1 Decreased 6% and Adjusted Diluted EPS Fell 49% in Constant Currency

Achieved Fourth Quarter Net Sales Growth, As Expected

Expect to Return to Organic Net Sales Growth and Deliver Progressive Margin Recovery in Fiscal 2024

New York, August 18, 2023 - The Estée Lauder Companies Inc. (NYSE: EL) today reported net sales of $15.91 billion for its fiscal year ended June 30, 2023, a decrease of 10% from $17.74 billion in the prior year. Organic net sales fell 6%, primarily driven by Asia travel retail in Hainan and Korea, partially offset by growth in nearly every market in both Asia/Pacific and Europe, the Middle East & Africa (“EMEA”). Total organic net sales in the Company’s emerging markets2 and in Fragrance each rose double digits.

The Company reported net earnings3 of $1.01 billion, compared with net earnings of $2.39 billion in the prior year. Diluted net earnings per common share was $2.79, compared with $6.55 reported in the prior year. Excluding restructuring and other charges and adjustments as detailed on page 3, adjusted diluted net earnings per common share was $3.46, a 49% decrease in constant currency. The reported and adjusted declines include an unfavorable impact of 5% and 4%, respectively, from certain foreign currency transactions in key international travel retail locations.

Fabrizio Freda, President and Chief Executive Officer said, “We returned to organic sales growth in the fourth quarter, delivering our outlook. Momentum continued in the markets of EMEA and Latin America, and accelerated strongly in Asia/Pacific led by mainland China and Hong Kong SAR.

For full-year fiscal 2023, we delivered organic sales growth and prestige beauty share gains in many developed and emerging markets, but Asia travel retail pressured results, particularly in Skin Care, and we continued to experience softness in North America. Fragrance excelled, up double digits in every region, and Makeup improved sequentially to double-digit growth in the fourth quarter as more markets emerged into the post-pandemic era.

1 Organic net sales represents net sales excluding returns associated with restructuring and other activities; non-comparable impacts of acquisitions, divestitures and brand closures; as well as the impact of foreign currency translation. The Company believes that the Non-GAAP measure of organic net sales growth provides year-over-year sales comparisons on a consistent basis. See page 3 for reconciliations to GAAP.
2 The Company’s emerging markets are India, the Middle East, Turkey, South Africa, Central Europe, Israel, Russia, Kazakhstan, Thailand, Malaysia, Vietnam, Indonesia, the Philippines, Singapore, Brazil, Mexico, Chile, Colombia, Panama, Peru and Argentina.
3 Net earnings attributable to The Estée Lauder Companies Inc. which excludes net earnings attributable to redeemable noncontrolling interests for the fiscal years ended June 30, 2023 and 2022, and net earnings attributable to noncontrolling interests for the fiscal year ended June 30, 2022.

For fiscal year 2024, we expect to return to organic sales growth and deliver sequentially improving margin throughout the year, leveraging the strong equity and desirability of our brands. We are focused on driving momentum in markets that are thriving and re-accelerating growth in North America. In Asia travel retail, we are taking actions to capture demand from the returning individual travelers and continuing to reduce inventories in the trade as we navigate the current market headwinds. In this new fiscal year, we also intend to set the stage for a stronger fiscal year 2025 acceleration, with a very robust innovation pipeline planned across the two years and progressive margin rebuilding plans.”

Business Update
In the fiscal 2023 fourth quarter, net sales returned to growth, increasing 1% on a reported basis and 4% organically, reflecting growth in Makeup, Fragrance and Hair Care as well as double-digit growth in the Company’s emerging markets globally. The decline in Skin Care net sales primarily reflected the ongoing challenges in the Company’s Asia travel retail business. Net sales grew in nearly all markets in Asia/Pacific and EMEA as they continued to progress in recovery from the COVID-19 pandemic and benefited from the Company’s strategic investments in advertising and promotional activities, innovation and targeted expanded consumer reach.

For the full fiscal year ended June 30, 2023, the operating environment continued to be disrupted by the impact of the COVID-19 pandemic. Most notably, the pace of recovery in Asia travel retail and mainland China was slower than anticipated. In Hainan, prolonged store closures initially presented a headwind and, thereafter, low levels of conversion occurred when travel resumed. This was compounded by inventory tightening by certain retailers. In Korea, the travel retail business slowed during the transition to post-COVID regulations. In addition, the slower than anticipated resumption of international flights, granting of visas, and organized group tours further challenged the Asia travel retail recovery. As a result, the Company’s Asia travel retail business was challenged throughout the fiscal year by the slower than anticipated recovery. In mainland China, the Company’s performance in the first half of fiscal 2023 was hindered by low retail traffic as a result of COVID-related restrictions and the rise in COVID-19 cases.

Elsewhere, the recovery from the COVID-19 pandemic progressed across markets globally over the course of the fiscal year as restrictions lifted. In the West, the Company’s recovery from the pandemic continued with strong organic net sales growth in nearly all markets in EMEA and in Latin America. In Asia/Pacific, the Company’s markets emerged strongly into recovery across the fiscal year, to deliver broad-based organic net sales growth throughout the region.

In the United States, organic net sales growth was unfavorably impacted by the slower than anticipated pace of the Company’s improvement at retail and the tightening of inventory by certain retailers in the first half of fiscal 2023 due to inflationary pressures and recession concerns.

Finally, the Company’s business was also pressured by the strong U.S. dollar, inflation and recession concerns globally.

Fiscal 2023 Results
Reported net sales decreased 10%, including the net impact of the fiscal 2022 license terminations related to certain of the Company’s designer fragrances and royalty revenue from the fiscal 2023 fourth quarter acquisition of the TOM FORD brand, as well as the negative impact from foreign currency translation.

Royalty revenue from the acquisition of the TOM FORD brand is reflected in the Other product category and in The Americas region net sales. The acquisition was $.01 dilutive to earnings per share for the three and twelve months ended June 30, 2023, which includes higher interest expense and savings from royalty payments no longer owed by the Company.

Reconciliation between GAAP and Non-GAAP Net Sales Growth (Unaudited)

Year Ended June 30, 2023(1)
As Reported-GAAP	(10)%
Impact of acquisitions, divestitures and brand closures, net	1
Impact of foreign currency translation	4
Returns associated with restructuring and other activities	—
Organic, Non-GAAP	(6)%

(1)Percentages are calculated on an individual basis

Adjusted diluted net earnings per common share excludes restructuring and other charges and adjustments as detailed in the following table.

Reconciliation between GAAP and Non-GAAP - Diluted Net Earnings Per Share (“EPS”) (Unaudited)

	Year Ended June 30
	2023	2022	Growth
As Reported EPS - GAAP	$2.79	$6.55	(57)%

Non-GAAP
Restructuring and other charges	.18	.31
Change in fair value of acquisition-related stock options (less the portion attributable to redeemable noncontrolling interest)	.05	(.12)
Other intangible asset impairments	.44	.50
Adjusted EPS - Non-GAAP	$3.46	$7.24	(52)%
Impact of foreign currency translation on earnings per share	.26
Adjusted Constant Currency EPS - Non-GAAP	$3.72	$7.24	(49)%

Net sales and operating income in nearly all of the Company’s product categories and regions were impacted by a stronger U.S. dollar in relation to most currencies. Reported net sales was unfavorably impacted by 4% of foreign currency translation, primarily reflecting a negative impact in Asia/Pacific and EMEA of 8% and 3%, respectively. In addition, reported and organic net sales were unfavorably impacted by 1% from foreign currency transactions in key international travel retail locations, with a negative impact in EMEA of 2%.

Total reported operating income was $1.51 billion, a decrease from $3.17 billion in the prior year. In constant currency, adjusted operating income decreased 44% to $1.95 billion, primarily reflecting lower net sales and higher cost of sales, and excludes the following items:
•Fiscal 2023: $207 million of other intangible asset impairments related to Dr.Jart+, Too Faced and Smashbox, combined, as well as $85 million of restructuring and other charges and $22 million related to the change in fair value of DECIEM acquisition-related stock options.
•Fiscal 2022: $241 million of other intangible asset impairments related to Dr.Jart+ and GLAMGLOW, combined, and $144 million of restructuring and other charges, partially offset by $55 million of income related to the change in fair value of DECIEM acquisition-related stock options.
•The unfavorable impact of foreign currency translation of $126 million.

Results by Product Category (Unaudited)

	Year Ended June 30
	Net Sales		Percentage Change(1)				Operating Income (Loss)		Percentage Change
($ in millions)	2023	2022	Reported Basis	Impact of Acquisitions, Divestitures and Brand Closures, Net	Impact of Foreign Currency Translation	Organic Net Sales (Non-GAAP)	2023	2022	Reported Basis
Skin Care	$8,202	$9,886	(17)%	—%	3%	(14)%	$1,204	$2,753	(56)%
Makeup	4,516	4,667	(3)	—	4	—	(22)	133	(100+)
Fragrance	2,512	2,508	—	9	4	14	440	456	(4)
Hair Care	653	631	3	—	3	6	(34)	(28)	(21)
Other	54	49	10	(28)	4	(13)	6	—	100
Subtotal	$15,937	$17,741	(10)%	1%	4%	(6)%	$1,594	$3,314	(52)%
Returns/charges associated with restructuring and other activities	(27)	(4)					(85)	(144)
Total	$15,910	$17,737	(10)%	1%	4%	(6)%	$1,509	$3,170	(52)%
(1)Percentages are calculated on an individual basis

The product category net sales commentary below reflects organic performance, excluding the negative impacts which are reflected in the preceding table.

Skin Care
•Skin Care net sales fell 14%, primarily reflecting the challenges in Asia travel retail, including the slower than anticipated recovery from the COVID-19 pandemic, as previously mentioned. Net sales declined for Estée Lauder, La Mer and Dr.Jart+, partially offset by strong growth from The Ordinary, M·A·C and Bobbi Brown Cosmetics.
◦Estée Lauder, La Mer and Dr.Jart+ net sales declined, primarily due to the challenges in Asia travel retail. Net sales from Estée Lauder and La Mer increased in Asia/Pacific, benefiting from Estée Lauder’s Revitalizing Supreme+ franchise line of products and The Moisturizing Soft Cream from La Mer.

◦Strong double-digit net sales growth from The Ordinary reflected growth across every region and benefited from the continued strength from hero products, successful innovation, such as New! Multi-Peptide Lash & Brow Serum and the Multi-Peptide Eye Serum, the brand’s launch into India and the Middle East in fiscal 2023 and specialty-multi growth.
◦Net sales from M·A·C rose strong double digits owing to the launch of the Hyper Real franchise line of products in the fiscal 2023 third quarter.
◦The continued strength from hero products, such as Vitamin Enriched Face Base and Soothing Cleansing Oil, fueled double-digit net sales growth from Bobbi Brown Cosmetics.
•Skin Care operating income decreased, primarily reflecting the decline in net sales from Asia travel retail, partially offset by the year-over-year decrease of other intangible asset impairments of $141 million.

Makeup
•Makeup net sales were virtually flat compared to the prior year and performance increased sequentially each quarter, to growth of 13% in the fiscal 2023 fourth quarter, reflecting growth in most markets as they continued to evolve in recovery and as usage occasions increased, offset by the challenges in Asia travel retail, including the slower than anticipated recovery from the COVID-19 pandemic, as previously mentioned. Net sales growth from M·A·C and Clinique was offset by the declines from Estée Lauder, TOM FORD and La Mer.
◦Double-digit net sales growth from M·A·C benefited from hero products and recent launches, particularly in the face, lip and eye subcategories. The increase in net sales also reflected the benefit from changes to the brand’s take back loyalty program made in the fiscal 2023 second quarter.
◦Net sales growth from Clinique reflected increases across every region, benefiting from strength in the lip, face and eye subcategories.
◦Net sales from Estée Lauder and La Mer were unfavorably impacted by the challenges in Asia travel retail, partially offset by double-digit net sales growth in the markets of EMEA.
◦TOM FORD net sales declined also owing to Asia travel retail, but grew double digits in Asia/Pacific and in the markets of EMEA.
•Makeup operating income declined, primarily reflecting lower net sales and the year-over-year increase of other intangible asset impairments of $107 million, partially offset by disciplined expense management.

Fragrance
•Fragrance net sales rose 14%, reflecting double-digit growth across every region and led by TOM FORD, Estée Lauder and Le Labo.
◦TOM FORD net sales rose in nearly every market, owing to continued strength from hero product franchises like Noir Extreme and Ombre Leather and benefiting from successful innovation, such as TOM FORD Noir Extreme Parfum.
◦Net sales growth from Estée Lauder reflected the success from existing product franchises, such as Beautiful and Estée Lauder Pleasures.
◦Le Labo net sales rose strong double digits, fueled by growth in every region and benefiting from continued strength from hero product franchises, such as Santal

33 and Another 13, and targeted expanded consumer reach, including the successful launch into mainland China at the end of the fiscal 2023 fourth quarter.
◦Net sales declined from Jo Malone London, reflecting the challenges in Asia travel retail, partially offset by double-digit net sales growth in Asia/Pacific.
•Fragrance operating income decreased, driven primarily by foreign currency translation, strategic investments to support brick-and-mortar recovery and the expansion of freestanding stores, partially offset by higher sales.

Hair Care
•Hair Care net sales rose 6%, primarily reflecting growth from both The Ordinary, due to the recent launch of the brand’s hair care products, and Aveda.
◦Aveda’s net sales growth primarily reflected the fiscal 2023 launch of the brand in mainland China and strength in EMEA.
•Hair Care operating results declined reflecting strategic investments to support Aveda’s launch in mainland China and key shopping moments, partially offset by higher net sales.

Results by Geographic Region (Unaudited)

	Year Ended June 30
	Net Sales		Percentage Change(1)				Operating Income (Loss)		Percentage Change
($ in millions)	2023	2022	Reported Basis	Impact of Acquisitions, Divestitures and Brand Closures, Net	Impact of Foreign Currency Translation	Organic Net Sales (Non-GAAP)	2023	2022	Reported Basis
The Americas	$4,518	$4,623	(2)%	2%	—%	—%	$(73)	$1,159	(100+)%
Europe, the Middle East & Africa	6,225	7,681	(19)	1	3	(16)	843	1,360	(38)
Asia/Pacific	5,194	5,437	(4)	—	8	4	824	795	4
Subtotal	$15,937	$17,741	(10)%	1%	4%	(6)%	$1,594	$3,314	(52)%
Returns/charges associated with restructuring and other activities	(27)	(4)					(85)	(144)
Total	$15,910	$17,737	(10)%	1%	4%	(6)%	$1,509	$3,170	(52)%
(1)Percentages are calculated on an individual basis

The geographic region net sales commentary below reflects organic performance, excluding the negative impacts which are reflected in the preceding table.

The Americas
•Net sales were flat compared to the prior year, reflecting strong double-digit growth in Latin America and benefiting from growth in Fragrance and Makeup. This was offset by a decline in the United States due to the slower than anticipated pace of the Company’s improvement at retail, primarily impacting Skin Care, and the tightening of inventory by certain retailers in the first half of fiscal 2023.
◦In Latin America, net sales grew double digits in nearly every market and product category, led by Brazil and Makeup, respectively. Net sales in Brazil benefited from exclusive activations during key shopping moments, new product launches and double-digit growth across all channels of distribution.
◦Estée Lauder and Le Labo drove double-digit growth in Fragrance and the increase in Makeup net sales benefited from M·A·C growth.
◦In Skin Care, double-digit net sales growth from The Ordinary was offset by the decline in net sales across several other brands. Strong net sales growth from The Ordinary reflected the continued success of hero products and innovation, as well as strong social media activations.
•Operating income in The Americas decreased, primarily reflecting $670 million of lower intercompany royalty income due to the decline in income from the Company’s travel retail business; higher cost of sales, including obsolescence charges and changes in the mix of business; the decline in net sales; the year-over-year increase of other intangible asset impairments of $96 million; and the unfavorable impact from the year-over-year change in fair value of DECIEM acquisition-related stock options of $77 million.

Europe, the Middle East & Africa
•Net sales decreased 16%, primarily due to the challenges in Asia travel retail, including the slower than anticipated recovery from the COVID-19 pandemic, as previously mentioned, partially offset by net sales growth in nearly all markets.
◦Global travel retail net sales decreased double digits, reflecting the aforementioned challenges that led to lower product shipments primarily to retailers in Hainan and Korea. Travel retail net sales grew strong double digits in EMEA and The Americas, benefiting from the increase in domestic and international travel compared to the prior year as well as increased activations, in-store staffing, and advertising.
◦The increase in net sales from developed markets was driven by the United Kingdom, France, Germany, Spain and Italy, benefiting from increases across all product categories driven by innovation and brand activations.
◦Net sales increased double digits in nearly all emerging markets in the region4 , led by India.
•Operating income decreased, driven by the decline in net sales, partially offset by $670 million of lower intercompany royalty expense due to the decline in income from the Company’s travel retail business.

4 Emerging markets in EMEA are India, the Middle East, Turkey, South Africa, Central Europe, Israel, Russia and Kazakhstan.

Asia/Pacific
•Net sales increased 4%, with growth increasing to 36% in the fiscal 2023 fourth quarter from 7% in the third quarter, and reflecting double-digit growth in most markets and increases in every product category as markets recovered from eased COVID-related restrictions compared to the prior year. Also contributing to the rise in net sales were successful brand activations, new product launches and the strategic focus on luxury Fragrance and Skin Care. Hong Kong SAR and Macau SAR, mainland China, Australia and Japan led net sales growth.
◦Net sales in mainland China increased, returning to strong growth in the second half of fiscal 2023 after low retail traffic as a result of COVID-related restrictions and the rise in COVID cases challenged the business primarily in the first half of fiscal 2023.
◦Double-digit net sales growth from La Mer, M·A·C, Jo Malone London and TOM FORD, drove net sales growth in the region, as did strong growth from Le Labo.
•Operating income increased, primarily due to the year-over-year decrease in other intangible asset impairment of $130 million relating to Dr.Jart+, partially offset by the unfavorable impact from foreign currency translation.

Cash Flows
•For the twelve months ended June 30, 2023, net cash flows provided by operating activities were $1.73 billion, compared with $3.04 billion in the prior year, reflecting lower earnings before taxes, excluding non-cash items, partially offset by the favorable impact in working capital needs.
•Capital Expenditures were $1.00 billion compared to $1.04 billion in the prior year driven by the timing of investments. The Company ended the year with $4.03 billion in cash and cash equivalents after returning $1.20 billion cash to stockholders through dividends and share repurchases during the twelve month period.
•On April 28, 2023, the Company completed the acquisition of the TOM FORD brand. The amount paid by the Company at closing, approximately $2.28 billion, was funded by cash on hand and proceeds from the issuance of commercial paper, and approximately $250 million received from Marcolin S.p.A. (a continuing TOM FORD licensee). An additional aggregate amount of $300 million in deferred payments, at 5% interest per annum, to the sellers becomes due from the Company beginning in July 2025.
•In May 2023, the Company completed a public offering of $2.00 billion, consisting of $700 million aggregate principal amount of its 4.375% Senior Notes, $700 million aggregate principal amount of its 4.650% Senior Notes and $600 million aggregate principal amount of its 5.150% Senior Notes. The Company used proceeds from this offering for general corporate purposes, including to repay outstanding commercial paper as it matured.

Fourth Quarter Results
•For the three months ended June 30, 2023, the Company reported net sales of $3.61 billion, a 1% increase compared with $3.56 billion in the prior-year period. Organic net sales increased 4%.
•Organic net sales grew 4%, owing to strong growth in Asia/Pacific as markets continued to progress in recovery and benefiting from double-digit growth in every product category. In EMEA, net sales declined, due to the challenges in Asia travel retail, partially offset by growth in nearly all markets. Net sales in The Americas were virtually flat, reflecting strong double-digit growth in Latin America, offset by the decline in North America primarily driven by the slower than anticipated pace of the Company’s improvement at retail.
•Net loss5 was $33 million, and diluted net loss per share was $.09. In the prior-year period, the Company reported net earnings5 of $52 million and diluted net earnings per share of $.14.
•During the three-months ended June 30, 2023, the Company recorded restructuring and other charges and expense relating to the change in fair value of DECIEM acquisition-related stock options that, combined, resulted in an unfavorable impact of $76 million ($60 million less the portion attributable to redeemable noncontrolling interest and net of tax), equal to $.16 per diluted share, as detailed on page 17. The prior-year period results include restructuring and other charges, other intangible asset impairments and expense relating to the change in fair value of DECIEM acquisition-related stock options that, combined, resulted in an unfavorable impact of $128 million ($101 million less the portion attributable to redeemable noncontrolling interest and net of tax), equal to $.28 per diluted share, as detailed on page 17.
•Excluding restructuring and other charges and adjustments referred to in the previous bullet, adjusted diluted net earnings per common share for the three months ended June 30, 2023 was $.07, a decrease from adjusted diluted net earnings per common share of $.42 in the three months ended June 30, 2022. Adjusted diluted net earnings per common share was $.11 in constant currency.

As the Company disclosed on July 18, 2023, it identified a cybersecurity incident involving an unauthorized third party that gained access to some of the Company’s systems. After becoming aware of the incident, the Company proactively took down some of its systems, initiated an investigation with leading third-party cybersecurity experts and began coordinating with law enforcement. The Company began bringing its systems back online within days, which limited the incident’s impact on the Company’s operations. Based on the information available to date, the Company believes the incident is contained.

Outlook for Fiscal 2024 First Quarter and Full Year
The Company enters the fiscal year with the continued focus on accelerating balanced and profitable growth across regions, brands, product categories and channels. The rebalancing of inventory in Asia travel retail is expected to partially offset the anticipated growth in many other markets globally, as the industry focuses on the gradual transition of selling to individual travelers, aligned with the environment and regulations. The Company aims to return to net sales growth in fiscal year 2024 and over the next few years progressively rebuild its margins. It also plans to continue to strategically invest in areas to support recovery, share gains and long-term profitable growth. These investments include innovation, advertising, accelerating retail growth in its Asia travel retail business, growth of its emerging markets and the completion of its first manufacturing facility in Asia, located in Japan, to support the development of the Asia/Pacific region. The Company is mindful of the headwinds that have emerged in China’s economy. Lastly, the Company is also conscious of the potential impacts to its business from volatility associated with high inflation, the strengthening U.S. dollar, and recession concerns in many markets globally.
5 Net loss/earnings attributable to The Estée Lauder Companies Inc. for the three months ended June 30, 2023 and 2022, which excludes net earnings/loss attributable to redeemable noncontrolling interests for the three months ended June 30, 2023 and 2022, and net loss attributable to noncontrolling interests for the three months ended June 30, 2022.

The Company remains optimistic by the prospects and future growth in global prestige beauty, and, with its multiple engines of growth and strong brand equity, believes it is well-positioned to drive diversified growth across its portfolio.

The full year outlook reflects the following assumptions and expectations:
•Sequential net sales growth improvement quarterly, reflecting the rebalancing of inventory in Asia travel retail given the slower than anticipated improvement in retail sales in Hainan as a result of the post-COVID transition to and renewed focus on selling to individual travelers as well as the tightening of inventory by retailers and the gradual return of travel to Korea with the recent approval of group tours.
•Full-year gross margin expansion primarily driven by strategic price increases, discount reductions and lower obsolescence charges, partially offset by manufacturing under-absorption. Contraction in the first half of fiscal 2024 is expected to be more than offset by expansion in the second half.
•Sequential operating margin improvement quarterly throughout fiscal 2024, with greater expansion in the second half of fiscal year 2024 due to the cadence of the improvement of the Asia travel retail business.
•The cybersecurity incident is expected to have an immaterial impact to net sales and a dilutive impact to net earnings per common share of approximately $.07 for the fiscal 2024 first quarter and full year.
•Full-year effective tax rate of approximately 27%.
•Net cash flows provided by operating activities are forecast to be between $1.7 billion and $1.8 billion, assuming the Company achieves the results described below.
•Capital expenditures are expected to be approximately 6% of projected sales to support supply chain investments, as well as continued investments in customer facing capital, including stores and online, and information technology.
•Quarterly dividend remains at the current amount and the share repurchase program remains suspended as the Company focuses on deleveraging post the TOM FORD acquisition and prepares for the remaining payment for DECIEM anticipated in May 2024.

The Company continues to monitor the effects of the global macro environment, including the risk of recession; currency volatility; inflationary pressures; supply chain challenges; social and political issues; regulatory matters, including the imposition of tariffs and sanctions; geopolitical tensions; and global security issues. The Company is also mindful of inflationary pressures on our cost base and is monitoring the impact on consumer preferences.

Full Year Fiscal 2024

Sales Outlook
•Reported net sales are forecasted to increase between 5% and 7% versus the prior year. This range includes:
◦Using June 30, 2023 spot rates for fiscal 2024, a 1% headwind due to foreign currency translation is expected.
•Organic net sales, which excludes returns associated with restructuring and other activities; non-comparable impacts from acquisitions, divestitures and brand closures; as well as the impact of foreign currency translation, are forecasted to increase between 6% and 8%.

Earnings per Share Outlook
•Reported diluted net earnings per common share are projected to be between $3.43 and $3.70.
◦Excluding restructuring and other charges, diluted net earnings per common share are projected to be between $3.50 and $3.75.
•Adjusted diluted net earnings per common share are expected to increase between 4% and 12% on a constant currency basis. Currency exchange rates are volatile and difficult to predict. Using June 30, 2023 spot rates for fiscal 2024:
◦The foreign currency translation equates to about $.11 of dilution to net earnings per share.

First Quarter Fiscal 2024

Sales Outlook
•Reported and organic net sales are forecasted to decrease between 12% and 10% versus the prior-year period.

Earnings per Share Outlook
•Reported diluted net earnings per common share are projected to be between ($.34) and ($.23).
◦Excluding restructuring and other charges, diluted net earnings per common share are projected to be between ($.31) and ($.21).
•Adjusted diluted net earnings per common share are expected to be between ($.29) and ($.19) on a constant currency basis. Currency exchange rates are volatile and difficult to predict. Using June 30, 2023 spot rates for fiscal 2024:
◦The foreign currency translation equates to about $.02 of dilution to net earnings per share.

Reconciliation between GAAP and Non-GAAP - Net Sales Growth (Unaudited)

	Three Months Ending	Twelve Months Ending
	September 30, 2023(F)	June 30, 2024(F)
As Reported - GAAP	(12%) - (10%)	5% - 7%
Impact of acquisitions, divestitures and brand closures	—	—
Impact of foreign currency translation	—	1
Returns associated with restructuring and other activities	—	—
Organic, Non-GAAP	(12%) - (10%)	6% - 8%
(F)Represents forecast

Reconciliation between GAAP and Non-GAAP - Diluted Earnings Per Share (“EPS”) (Unaudited)

	Three Months Ending			Twelve Months Ending
	September 30			June 30
	2023(F)	2022	Growth	2024(F)	2023	Variance
Forecasted/As Reported EPS - GAAP	$(.34) - $(.23)	$1.35	(125%) - (117%)	$3.43 - $3.70	$2.79	23% - 33%

Non-GAAP
Restructuring and other charges	.02 - .03	.02		.05 - .07	.18
Change in fair value of acquisition-related stock options (less the portion attributable to redeemable noncontrolling interest)	—	—		—	.05
Other intangible asset impairments	—	—		—	.44
Forecasted/Adjusted EPS - Non-GAAP	$(.31) - $(.21)	$1.37	(123%) - (115%)	$3.50 - $3.75	$3.46	1% - 8%
Impact of foreign currency translation	.02			.11
Forecasted/Adjusted Constant Currency EPS - Non-GAAP	$(.29) - $(.19)	$1.37	(121%) - (114%)	$3.61 - $3.86	$3.46	4% - 12%
(F)Represents forecast

Conference Call The Estée Lauder Companies will host a conference call at 9:30 a.m. (ET) today, August 18, 2023 to discuss its results. The dial-in number for the call is 877-883-0383 in the U.S. or 412-902-6506 internationally (conference ID number: 6722860). The call will also be webcast live at http://www.elcompanies.com/investors/events-and-presentations.

Cautionary Note Regarding Forward-Looking Statements
Statements in this press release, in particular those in “Outlook,” as well as remarks by the CEO and other members of management, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may address the Company’s expectations regarding sales, earnings or other future financial performance and liquidity, other performance measures, product introductions, entry into new geographic regions, information technology initiatives, new methods of sale, the Company’s long-term strategy, restructuring and other charges and resulting cost savings, and future operations or operating results. These statements may contain words like “expect,” “will,” “will likely result,” “would,” “believe,” “estimate,” “planned,” “plans,” “intends,” “may,” “should,” “could,” “anticipate,” “estimate,” “project,” “projected,” “forecast,” and “forecasted” or similar expressions. Although the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, actual results may differ materially from the Company’s expectations.

Factors that could cause actual results to differ from expectations include, without limitation:

(1)increased competitive activity from companies in the skin care, makeup, fragrance and hair care businesses;
(2)the Company’s ability to develop, produce and market new products on which future operating results may depend and to successfully address challenges in the Company’s business;
(3)consolidations, restructurings, bankruptcies and reorganizations in the retail industry causing a decrease in the number of stores that sell the Company’s products, an increase in the ownership concentration within the retail industry, ownership of retailers by the Company’s competitors or ownership of competitors by the Company’s customers that are retailers and the Company’s inability to collect receivables;
(4)destocking and tighter working capital management by retailers;
(5)the success, or changes in timing or scope, of new product launches and the success, or changes in timing or scope, of advertising, sampling and merchandising programs;
(6)shifts in the preferences of consumers as to where and how they shop;
(7)social, political and economic risks to the Company’s foreign or domestic manufacturing, distribution and retail operations, including changes in foreign investment and trade policies and regulations of the host countries and of the United States;
(8)changes in the laws, regulations and policies (including the interpretations and enforcement thereof) that affect, or will affect, the Company’s business, including those relating to its products or distribution networks, changes in accounting standards, tax laws and regulations, environmental or climate change laws, regulations or accords, trade rules and customs regulations, and the outcome and expense of legal or regulatory proceedings, and any action the Company may take as a result;
(9)foreign currency fluctuations affecting the Company’s results of operations and the value of its foreign assets, the relative prices at which the Company and its foreign competitors sell products in the same markets and the Company’s operating and manufacturing costs outside of the United States;
(10)changes in global or local conditions, including those due to volatility in the global credit and equity markets, natural or man-made disasters, real or perceived epidemics, supply chain challenges, inflation, or increased energy costs, that could affect consumer purchasing, the willingness or ability of consumers to travel and/or purchase the Company’s products while traveling, the financial strength of the Company’s customers, suppliers or other contract counterparties, the Company’s operations, the cost and availability of capital which the Company may need for new equipment, facilities or acquisitions, the returns that the Company is able to generate on its pension assets and the resulting impact on funding obligations, the cost and availability of raw materials and the assumptions underlying the Company’s critical accounting estimates;
(11)impacts attributable to the COVID-19 pandemic, including disruptions to the Company’s global business;
(12)shipment delays, commodity pricing, depletion of inventory and increased production costs resulting from disruptions of operations at any of the facilities that manufacture the Company’s products or at the Company’s distribution or inventory centers, including disruptions that may be caused by the implementation of information technology initiatives, or by restructurings;
(13)real estate rates and availability, which may affect the Company’s ability to increase or maintain the number of retail locations at which the Company sells its products and the costs associated with the Company’s other facilities;

(14)changes in product mix to products which are less profitable;
(15)the Company’s ability to acquire, develop or implement new information technology, including operational technology and websites, on a timely basis and within the Company’s cost estimates; to maintain continuous operations of our new and existing information technology; and to secure the data and other information that may be stored in such technologies or other systems or media;
(16)the Company’s ability to capitalize on opportunities for improved efficiency, such as publicly-announced strategies and restructuring and cost-savings initiatives, and to integrate acquired businesses and realize value therefrom;
(17)consequences attributable to local or international conflicts around the world, as well as from any terrorist action, retaliation and the threat of further action or retaliation;
(18)the timing and impact of acquisitions, investments and divestitures; and
(19)additional factors as described in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2022.

The Company assumes no responsibility to update forward-looking statements made herein or otherwise.

The Estée Lauder Companies Inc. is one of the world’s leading manufacturers, marketers and sellers of quality skin care, makeup, fragrance and hair care products, and is a steward of luxury and prestige brands globally. The Company’s products are sold in approximately 150 countries and territories under brand names including: Estée Lauder, Aramis, Clinique, Lab Series, Origins, M·A·C, La Mer, Bobbi Brown Cosmetics, Aveda, Jo Malone London, Bumble and bumble, Darphin Paris, TOM FORD, Smashbox, AERIN Beauty, Le Labo, Editions de Parfums Frédéric Malle, GLAMGLOW, KILIAN PARIS, Too Faced, Dr.Jart+, and the DECIEM family of brands, including The Ordinary and NIOD.

ELC-F
ELC-E

CONSOLIDATED STATEMENT OF EARNINGS (Unaudited)

	Three Months Ended June 30		Percentage Change	Year Ended June 30		Percentage Change
($ in millions, except per share data)	2023	2022		2023	2022
Net sales(A)	$3,609	$3,561	1%	$15,910	$17,737	(10)%
Cost of sales(A)	1,163	1,031	13	4,564	4,305	6
Gross profit	2,446	2,530	(3)	11,346	13,432	(16)
Gross margin	67.8%	71.0%		71.3%	75.7%

Operating expenses
Selling, general and administrative(B)	2,420	2,334	4	9,575	9,888	(3)
Restructuring and other charges(A)	31	92	(66)	55	133	(59)
Impairment of other intangible assets(C)	—	25	(100)	207	241	(14)
Total operating expenses	2,451	2,451	—	9,837	10,262	(4)
Operating expense margin	67.9%	68.8%		61.8%	57.9%

Operating income (loss)	(5)	79	(100+)	1,509	3,170	(52)
Operating income (loss) margin	(0.1)%	2.2%		9.5%	17.9%

Interest expense	99	42	100+	255	167	53
Interest income and investment income, net	53	11	100+	131	30	100+
Other components of net periodic benefit cost	(3)	—	(100)	(12)	(2)	(100+)
Other income	—	—	—	—	1	(100)
Earnings (loss) before income taxes	(48)	48	(100+)	1,397	3,036	(54)
Provision for income taxes	(16)	(2)	(100+)	387	628	(38)
Net earnings (loss)	(32)	50	(100+)	1,010	2,408	(58)
Net loss (earnings) attributable to noncontrolling interests	—	1	(100)	—	(7)	100
Net loss (earnings) attributable to redeemable noncontrolling interest	(1)	1	(100+)	(4)	(11)	64
Net earnings (loss) attributable to The Estée Lauder Companies Inc.	$(33)	$52	(100+)	$1,006	$2,390	(58)%

Net earnings (loss) attributable to The Estée Lauder Companies Inc. per common share
Basic	$(.09)	$.15	(100+)	$2.81	$6.64	(58)%
Diluted	$(.09)	$.14	(100+)	$2.79	$6.55	(57)%

Weighted-average common shares outstanding
Basic	358.3	358.0		357.9	360.0
Diluted	358.3	361.6		360.9	364.9

(A)In August 2020, the Company announced a two-year restructuring program, Post-COVID Business Acceleration Program (the “PCBA Program”), designed to realign its business to address the dramatic shifts to its distribution landscape and consumer behaviors in the wake of the COVID-19 pandemic. The PCBA Program will help improve efficiency and effectiveness by rebalancing resources to growth areas of prestige beauty. It will further strengthen the Company by building upon the foundational capabilities in which the Company has invested. The PCBA Program’s main areas of focus include accelerating the shift to online with the realignment of the Company’s distribution network reflecting freestanding store and certain department store closures, with a focus on North America and Europe, the Middle East & Africa; the reduction in brick-and-mortar point of sale employees and related support staff; and the redesign of the Company’s regional branded marketing organizations, plus select opportunities in global brands and functions. This program is expected to position the Company to better execute its long-term strategy while strengthening its financial flexibility. The Company approved specific initiatives under the PCBA Program through fiscal 2022 and has substantially completed those initiatives through fiscal 2023. As of June 30, 2023, the Company expects that the PCBA Program will result in related restructuring and other charges totaling between $450 million and $480 million, before taxes.

(B)For the three and twelve months ended June 30, 2023, the Company recorded $24 million ($19 million, less the portion attributable to redeemable noncontrolling interest and net of tax, or $.05 per common share) and $22 million ($17 million, less the portion attributable to redeemable noncontrolling interest and net of tax, or $.05 per common share), respectively, of expense related to the change in fair value of acquisition-related stock options related to DECIEM. For the three and twelve months ended June 30, 2022, the Company recorded $3 million ($3 million, less portion attributable to redeemable noncontrolling interest and net of tax, or $.01 per common share) and $(55) million ($(43) million, less the portion attributable to redeemable noncontrolling interest and net of tax, or ($.12), respectively, of expense (income) related to the change in fair value of acquisition-related stock options related to DECIEM.

C)During the fiscal 2023 second quarter, given the lower-than-expected results in the overall business, the Company revised the internal forecasts relating to its Smashbox reporting unit. The Company concluded that the changes in circumstances in the reporting unit triggered the need for an interim impairment review of its trademark intangible asset. The remaining carrying value of the trademark intangible asset was not recoverable and the Company recorded an impairment charge of $21 million reducing the carrying value to zero.

During the fiscal 2023 second quarter, the Dr.Jart+ reporting unit experienced lower-than-expected growth within key geographic regions and channels that continue to be impacted by the spread of COVID-19 variants, resurgence in cases, and the potential future impacts relating to the uncertainty of the duration and severity of COVID-19 impacting the financial performance of the reporting unit. In addition, due to macro-economic factors, Dr.Jart+ has experienced lower-than-expected growth within key geographic regions. The Too Faced reporting unit experienced lower-than-expected results in key geographic regions and channels coupled with delays in future international expansion to areas that continue to be impacted by COVID-19. As a result, the Company revised the internal forecasts relating to its Dr.Jart+ and Too Faced reporting units. Additionally, there were increases in the weighted average cost of capital for both reporting units as compared to the prior year annual goodwill and other indefinite-lived intangible asset impairment testing as of April 1, 2022.

The Company concluded that the changes in circumstances in the reporting units, along with increases in the weighted average cost of capital, triggered the need for interim impairment reviews of their trademarks and goodwill. These changes in circumstances were also an indicator that the carrying amounts of Dr.Jart+’s and Too Faced’s long-lived assets, including customer lists, may not be recoverable. Accordingly, the Company performed interim impairment tests for the trademarks and a recoverability test for the long-lived assets as of November 30, 2022. The Company concluded that the carrying value of the trademark intangible assets exceeded their estimated fair values, which were determined utilizing the relief-from-royalty method to determine discounted projected future cash flows and recorded an impairment charge of $100 million for Dr.Jart+ and $86 million for Too Faced. The Company concluded that the carrying amounts of the long-lived assets were recoverable. After adjusting the carrying values of the trademarks, the Company completed interim quantitative impairment tests for goodwill. As the estimated fair value of the Dr.Jart+ and Too Faced reporting units were in excess of their carrying values, the Company concluded that the carrying amounts of the goodwill were recoverable and did not record a goodwill impairment charge related to these reporting units. The fair values of these reporting units were based upon an equal weighting of the income and market approaches, utilizing estimated cash flows and a terminal value, discounted at a rate of return that reflects the relative risk of the cash flows, as well as valuation multiples derived from comparable publicly traded companies that are applied to operating performance of the reporting units. The significant assumptions used in these approaches include revenue growth rates and profit margins, terminal values, weighted average cost of capital used to discount future cash flows and royalty rates for trademarks. The most significant unobservable input used to estimate the fair values of the Dr.Jart+ and Too Faced trademark intangible assets was the weighted-average cost of capital, which was 11% and 13%, respectively.

For the twelve months ended June 30, 2023, other intangible asset impairment charges were $207 million ($159 million, net of tax), with an impact of $.44 per common share.

During the fiscal 2022 third quarter, given the lower-than-expected results from international expansion to areas that continue to be impacted by COVID-19, the Company made revisions to the internal forecasts relating to its GLAMGLOW reporting unit. The Company concluded that the changes in circumstances in the reporting unit triggered the need for an interim impairment review of its trademark intangible asset.

During the fiscal 2022 third quarter, given the lower-than-expected growth within key geographic regions and channels for Dr.Jart+ that continue to be impacted by the spread of COVID-19 variants and resurgence in cases and the potential future impacts relating to the uncertainty of the duration and severity of COVID-19 impacting the financial performance of the brand, the lower than expected growth in key retail channels for DECIEM, and the lower than expected results from international expansion to areas that continue to be impacted by COVID-19 for Too Faced, the Company made revisions to the internal forecasts relating to its Dr.Jart+, DECIEM and Too Faced reporting units.

The Company concluded that the changes in circumstances in the reporting units triggered the need for interim impairment reviews of their trademarks and goodwill. These changes in circumstances were also an indicator that the carrying amounts of Dr.Jart+’s, DECIEM’s and Too Faced’s long-lived assets, including customer lists, may not be recoverable. Accordingly, the Company performed interim impairment tests for the trademarks and a recoverability test for the long-lived assets as of February 28, 2022. The Company concluded that the carrying amounts of the long-lived assets were recoverable. For the Dr.Jart+ reporting unit, the Company also concluded that the carrying value of the trademark intangible asset exceeded its estimated fair value and recorded an impairment charge. For the Too Faced and DECIEM reporting units, as the carrying values of the trademarks did not exceed their estimated fair values the Company did not record impairment charges. After adjusting the carrying values of the trademarks, the Company completed interim quantitative impairment tests for goodwill. As the estimated fair value of the Dr.Jart+, DECIEM and Too Faced reporting units were in excess of their carrying values, the Company concluded that the carrying amounts of the goodwill were recoverable and did not record a goodwill impairment charge related to these reporting units.

During the fiscal 2022 fourth quarter, based on the Company’s annual goodwill and other indefinite-lived intangible asset impairment testing as of April 1, 2022, the Company determined that the carrying value of the Dr.Jart+ trademark exceeded its fair value. This determination was made based on updated internal forecasts. Given the lower-than-expected growth within key geographic regions and channels that continued to be impacted by the spread of COVID-19 variants, the resurgence in cases, regional lockdowns and the potential future impacts relating to the uncertainty of the duration and severity of COVID-19 impacting the financial performance of the brand, we made revisions to the internal forecasts relating to the Dr.Jart+ reporting unit. These changes in circumstances were also indicators that the carrying amounts of their respective long-lived assets may not be recoverable. The Company concluded that the carrying value of the trademark intangible asset exceeded its estimated fair value. The Company concluded that the carrying amount of the long-lived assets were recoverable. For the three months ended June 30, 2022, the Company recognized other intangible asset impairment charges of $25 million ($19 million, net of tax, or $.05 per common share) relating to the Dr.Jart+ reporting unit.

The total other intangible asset impairment charges recorded for the twelve months ended June 30, 2022 were $241 million ($183 million, net of tax), with an impact of $.50 per common share.

Returns and Charges Associated With Restructuring and Other Activities and Other Adjustments (Unaudited)

	Three Months Ended June 30, 2023
	Sales Returns	Cost of Sales	Operating Expenses		Total	After Redeemable Noncontrolling Interest and Tax	Diluted EPS
(In millions, except per share data)			Restructuring Charges	Other Charges/ Adjustments
Leading Beauty Forward	$—	$—	$—	$3	$3	$1	$—
PCBA Program	17	4	23	5	49	40.11
Change in fair value of acquisition-related stock options	—	—	—	24	24	19.05
Total	$17	$4	$23	$32	$76	$60	$.16

	Year Ended June 30, 2023
	Sales Returns	Cost of Sales	Operating Expenses		Total	After Redeemable Noncontrolling Interest and Tax	Diluted EPS
(In millions, except per share data)			Restructuring Charges	Other Charges/ Adjustments
Leading Beauty Forward	$—	$—	$1	$7	$8	$6	$.02
PCBA Program	27	3	35	12	77	60.16
Change in fair value of acquisition-related stock options	—	—	—	22	22	17.05
Other intangible asset impairments	—	—	—	207	207	159.44
Total	$27	$3	$36	$248	$314	$242	$.67

	Three Months Ended June 30, 2022
	Sales Returns	Cost of Sales	Operating Expenses		Total	After Redeemable Noncontrolling Interest and Tax	Diluted EPS
(In millions, except per share data)			Restructuring Charges	Other Charges/ Adjustments
Leading Beauty Forward	$—	$—	$1	$3	$4	$3	$.01
PCBA Program	1	7	85	3	96	76.21
Change in fair value of acquisition-related stock options	—	—	—	3	3	3.01
Other intangible asset impairments	—	—	—	25	25	19.05
Total	$1	$7	$86	$34	$128	$101	$.28

	Year Ended June 30, 2022
	Sales Returns	Cost of Sales	Operating Expenses		Total	After Redeemable Noncontrolling Interest and Tax	Diluted EPS
(In millions, except per share data)			Restructuring Charges	Other Charges/ Adjustments
Leading Beauty Forward	$—	$2	$(1)	$16	$17	$13	$.04
PCBA Program	4	5	109	9	127	100.27
Change in fair value of acquisition-related stock options	—	—	—	(55)	(55)	(43)	(.12)
Other intangible asset impairments	—	—	—	241	241	183.50
Other income	—	—	—	(1)	(1)	(1)	—
Total	$4	$7	$108	$210	$329	$252	$.69

Results by Product Category (Unaudited)

	Three Months Ended June 30
	Net Sales		Percentage Change(1)				Operating Income (Loss)		Percentage Change
($ in millions)	2023	2022	Reported Basis	Impact of Acquisitions, Divestitures and Brand Closures, Net	Impact of Foreign Currency Translation	Organic Net Sales (Non-GAAP)	2023	2022	Reported Basis
Skin Care	$1,794	$1,883	(5)%	—%	2%	(3)%	$(3)	$287	(100+%)
Makeup	1,108	993	12	—	2	13	14	(95)	100+
Fragrance	545	521	5	6	2	12	41	10	100+
Hair Care	164	156	5	—	1	6	(3)	(20)	85
Other	15	9	67	(100+)	—	(60)	(2)	(3)	33
Subtotal	$3,626	$3,562	2%	—%	2%	4%	$47	$179	(74)%
Returns/charges associated with restructuring and other activities	(17)	(1)					(52)	(100)
Total	$3,609	$3,561	1%	—%	2%	4%	$(5)	$79	(100+%)
(1)Percentages are calculated on an individual basis

Results by Geographic Region (Unaudited)

	Three Months Ended June 30
	Net Sales		Percentage Change(1)				Operating Income (Loss)		Percentage Change
($ in millions)	2023	2022	Reported Basis	Impact of Acquisitions, Divestitures and Brand Closures, Net	Impact of Foreign Currency Translation	Organic Net Sales (Non-GAAP)	2023	2022	Reported Basis
The Americas	$1,071	$1,076	—%	—%	—%	—%	$(20)	$115	(100+%)
Europe, the Middle East & Africa	1,253	1,480	(15)	1	—	(15)	(76)	(6)	(100+)
Asia/Pacific	1,302	1,006	29	—	6	36	143	70	100+
Subtotal	$3,626	$3,562	2%	—%	2%	4%	$47	$179	(74)%
Returns/charges associated with restructuring and other activities	(17)	(1)					(52)	(100)
Total	$3,609	$3,561	1%	—%	2%	4%	$(5)	$79	(100+%)
(1)Percentages are calculated on an individual basis

This earnings release includes some non-GAAP financial measures relating to charges associated with restructuring and other activities and adjustments, as well as organic net sales. Included herein are reconciliations between the non-GAAP financial measures and the most directly comparable GAAP measures for certain consolidated statements of earnings accounts before and after these items. The Company uses certain non-GAAP financial measures, among other financial measures, to evaluate its operating performance, which represent the manner in which the Company conducts and views its business. Management believes that excluding certain items that are not comparable from period-to-period, or do not reflect the Company’s underlying ongoing business, provides transparency for such items and helps investors and others compare and analyze operating performance from period to period. In the future, the Company expects to incur charges or make adjustments similar in nature to those presented herein; however, the impact to the Company’s results in a given period may be highly variable and difficult to predict. The Company’s non-GAAP financial measures may not be comparable to similarly titled measures used by, or determined in a manner consistent with, other companies. While the Company considers the non-GAAP measures useful in analyzing its results, they are not intended to replace, or act as a substitute for, any presentation included in the consolidated financial statements prepared in conformity with GAAP.

The Company operates on a global basis, with the majority of its net sales generated outside the United States. Accordingly, fluctuations in foreign currency exchange rates can affect the Company’s results of operations. Therefore, the Company presents certain net sales, operating results and diluted earnings per share information excluding the effect of foreign currency rate fluctuations to provide a framework for assessing the performance of its underlying business outside the United States. Constant currency information compares results between periods as if exchange rates had remained constant period-over-period. The Company calculates constant currency information by translating current-period results using prior-year period monthly average foreign currency exchange rates and adjusting for the period-over-period impact of foreign currency cash flow hedging activities.

Reconciliation of Certain Consolidated Statements of Earnings Accounts Before and After Returns, Charges and Other Adjustments (Unaudited)

	Three Months Ended June 30
	2023					2022			% Change
($ in millions, except per share data)	As Reported	Returns/ Charges/ Adjustments	Non-GAAP	Impact of Foreign Currency Translation	Non-GAAP, Constant Currency	As Reported	Returns/ Charges/ Adjustments	Non-GAAP	Non-GAAP	Non-GAAP, Constant Currency
Net sales	$3,609	$17	$3,626	$64	$3,690	$3,561	$1	$3,562	2%	4%
Gross profit	2,446	21	2,467	50	2,517	2,530	8	2,538	(3)%	(1)%
Operating (loss) income	(5)	76	71	18	89	79	128	207	(66)%	(57)%
Diluted EPS	$(.09)	$.16	$.07	$.04	$.11	$.14	$.28	$.42	(82)%	(75)%

Reconciliation of Certain Consolidated Statements of Earnings Accounts Before and After Returns, Charges and Other Adjustments (Unaudited)

	Year Ended June 30
	2023					2022			% Change
($ in millions, except per share data)	As Reported	Returns/ Charges/ Adjustments	Non-GAAP	Impact of Foreign Currency Translation	Non-GAAP, Constant Currency	As Reported	Returns/ Charges/ Adjustments	Non-GAAP	Non-GAAP	Non-GAAP, Constant Currency
Net sales	$15,910	$27	$15,937	$629	$16,566	$17,737	$4	$17,741	(10)%	(7)%
Gross profit	11,346	30	11,376	492	11,868	13,432	11	13,443	(15)%	(12)%
Operating income	1,509	314	1,823	126	1,949	3,170	330	3,500	(48)%	(44)%
Diluted EPS	$2.79	$.67	$3.46	$.26	$3.72	$6.55	$.69	$7.24	(52)%	(49)%

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited, except where noted)

	June 30, 2023	June 30, 2022
($ in millions)		(Audited)
ASSETS

Cash and cash equivalents	$4,029	$3,957
Accounts receivable, net	1,452	1,629
Inventory and promotional merchandise	2,979	2,920
Prepaid expenses and other current assets	679	792
Total current assets	9,139	9,298
Property, plant and equipment, net	3,179	2,650
Operating lease right-of-use assets	1,797	1,949
Other assets	9,300	7,013
Total assets	$23,415	$20,910

LIABILITIES AND EQUITY

Current debt	$997	$268
Accounts payable	1,670	1,822
Operating lease liabilities	357	365
Other accrued liabilities	3,216	3,360
Total current liabilities	6,240	5,815
Long-term debt	7,117	5,144
Long-term operating lease liabilities	1,698	1,868
Other noncurrent liabilities	1,943	1,651
Total noncurrent liabilities	10,758	8,663
Redeemable noncontrolling interest	832	842
Total equity	5,585	5,590
Total liabilities and equity	$23,415	$20,910

SELECT CASH FLOW DATA (Unaudited, except where noted)

	Twelve Months Ended June 30
($ in millions)	2023	2022 (Audited)
Net earnings	$1,010	$2,408
Adjustments to reconcile net earnings to net cash flows from operating activities:
Depreciation and amortization	744	727
Deferred income taxes	(186)	(149)
Other intangible asset impairments	207	241
Other items	312	367
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable, net	185	(10)
Increase in inventory and promotional merchandise	(64)	(602)
Decrease (increase) in other assets, net	26	(101)
Increase (decrease) in accounts payable and other liabilities	(503)	159
Net cash flows provided by operating activities	$1,731	$3,040

Other Investing and Financing Sources (Uses):
Capital expenditures	$(1,003)	$(1,040)
Settlement of net investment hedges	80	108
Purchases of other intangible assets	(2,286)	—
Payments for acquired businesses, net of cash acquired	—	(3)
Purchases of investments	(8)	(10)
Payments to acquire treasury stock	(271)	(2,309)
Dividends paid	(925)	(840)
Proceeds (repayments) of current debt, net	983	(4)
Proceeds (repayments) of long-term debt, net	1,730	(18)

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